Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT
THIS PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is made and entered into on December 21, 2015, to be effective as of January 1, 2016 (the “Effective Date”), by and between NTELOS HOLDINGS CORP., a corporation organized and doing business under the laws of the State of Delaware (the “Company”), and RODNEY D. DIR, an individual resident in the State of Ohio (“Consultant”). This Agreement replaces the Professional Services Agreement by and between the Company and Consultant dated as of February 1, 2015 (the “Prior Agreement”).
In consideration of the promises and covenants of the Company and Consultant set forth below, the parties hereby agree as follows:
1.0DESCRIPTION OF SERVICES
1.Scope of Work. Consultant shall perform the duties of a Chief Executive Officer of the Company by providing the services described in the Scope of Work attached to this Agreement as Exhibit “A” (the “Scope of Work”) and/or as modified in writing by the Company and Consultant and made a part of this Agreement (collectively, the “Services”). Consultant shall perform the Services in consultation with and at the direction of the Company’s Board of Directors (the “Board”). Consultant agrees to comply with the Company’s Code of Business Conduct and Ethics and the other policies that are applicable to the Company’s executives. Consultant will devote such business time and attention as is reasonably necessary to perform the Services, with the principal location at which Consultant is to perform the Services being the Company’s office in Waynesboro, Virginia.
2.Standard of Care. Consultant warrants that all Services shall be performed faithfully and to the best of Consultant’s ability and with the skill, care and diligence which would be exercised by those who perform similar services at the time the Services are performed. Consultant shall report to the Board, or such other persons as the Board may otherwise designate, on a regular basis or as otherwise requested.
3.Independent Contractor. Consultant is an independent contractor. Nothing in this Agreement shall be construed to establish any association, partnership, joint venture, employee or agency relationship between Consultant and the Company. Consultant shall not be eligible for any of the Company’s employee or other benefits, other than the phantom stock to be granted to Consultant under the Company’s 2010 Equity and Cash Incentive Plan referenced in Section 2.3 below.
2.0COMPENSATION
1.Rates. Consultant shall be compensated for the Services at an annualized rate of $446,250 for providing Services on a full-time basis, payable in accordance with the Company’s normal payroll schedule (no less frequently than monthly).
2.Bonus. Consultant will be eligible for a bonus of $325,000 at the earlier of (i) termination of this Agreement and Consultant’s Services hereunder (other than termination by Consultant without cause or by the Company for cause), including without limitation, by reason of the termination of Consultant’s Services following the consummation of the proposed merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of August 10, 2015, by and among Shenandoah Telecommunications Company, Gridiron Merger Sub, Inc. and the Company (as amended from time to time, the “Merger Agreement”), and (ii) December 31, 2016 (the “Expiration Date”).
Such bonus will be based upon (a) if payable following Consultant’s termination for any reason other than by reason of occurrence of the Expiration Date, the termination by Consultant without cause or by the Company for cause, then the full $325,000 shall be payable, or (b) if payable because of the occurrence of the Expiration Date, then the bonus will be based upon (i) Company’s achievement of performance goals set by the Board and applicable to Company executives generally under the Company’s annual Team Incentive Plan for 2016 and (ii) the Consultant’s individual performance based upon mutually agreeable personal objectives to be established by the Company and Consultant within the next ninety (90) days. In the case of payment because of the occurrence of the Expiration Date, such bonus shall be paid at the sole discretion of the Board based on the Company’s achievement of such performance standards and Consultant’s individual performance, each as determined by the Board, and paid, if at all, within 30 days following the Expiration Date.
In the event that Consultant continues to furnish Services after December 31, 2016, the parties agree to discuss in good faith the establishment of a bonus program for Consultant for such subsequent period and, if there is agreement, such program will be documented and signed by both parties.

3. 2010 Equity and Cash Incentive Plan. Consultant shall be eligible to receive, to the extent approved by the Compensation Committee of the Board, a grant of phantom stock valued at $531,250, to vest three years from the grant date, provided that, in the event of a termination of Consultant’s Services due to (i) the death or permanent disability of Consultant, such grant shall immediately vest in full, (ii) the voluntary termination by Consultant or by the Company for Cause, such grant shall be forfeited, or (iii) for any other reason, such grant shall vest ratably based on the period of time occurring between the grant date and the termination date, as compared to the three year vesting period. The form of the grant shall be substantially in the form attached hereto as Exhibit “B”. In the event that Consultant continues to provide Services (or becomes an employee of the Company) following the expiration date hereof, all such uninterrupted periods of providing services or employment, as the case may be, shall be recognized as counting toward the vesting requirements for such award.
4.Housing Allowance. As Consultant’s performance of Services is temporary (and is not expected to exceed twelve (12) months from the date hereof), Consultant will be reimbursed for reasonable and documented housing expenses in the Waynesboro or surrounding area and reasonable and documented travel expenses associated with travel from and to Consultant’s permanent home in the State of Ohio (not to exceed $50,000 in total for 2016 for such housing and travel expenses).
5.Reimbursement. The Company also shall reimburse Consultant for reasonable and documented business-related travel, meals, lodging and other routine administrative expenses incurred by Consultant in connection with the performance of Services under this Agreement, subject to adequate supporting documentation.
6.Equipment. The Company shall provide Consultant, at no cost to Consultant, with computer equipment, a mobile phone (including the service plan), video conferencing equipment for his home in Ohio, and such other equipment reasonably necessary for the performance of the Services.
7.Insurance. The Company shall maintain Director and Officer insurance coverage for benefit of Consultant in such amounts and with such coverages as are applicable to the Company’s senior executives.
8.Invoicing, Itemization and Payment Procedures. Consultant shall invoice the Company on a monthly basis for Consultant’s rates, housing allowances and expenses for the immediately-preceding calendar month throughout the term of this Agreement. The Company shall pay such invoices within thirty (30) days of receipt.
9.Taxes. Consultant shall pay all applicable taxes incurred as a result of the compensation paid by the Company to Consultant for Services rendered under the Agreement. The Company shall not be responsible for paying or withholding any taxes on behalf of Consultant. Consultant shall indemnify and hold the Company and its affiliates and their officers, directors, employees, agents and other contractors harmless from any liability arising from or in connection with any taxes Consultant is required to pay on any compensation paid by the Company to Consultant pursuant to this Agreement.
10.Prior Agreement. The Company shall pay to Consultant for Services rendered prior to the Effective Date all such amounts remaining to be paid under the Prior Agreement, including without limitation Consultant’s bonus, in accordance with the terms of the Prior Agreement.
3.0TERM AND TERMINATION OF THIS AGREEMENT
1.Term. The term of this Agreement shall begin on the date set forth above and shall continue until terminated as described below. It is expected that the Board will terminate this Agreement on, or within a short time after, the closing of the Merger. In no event will the term of this Agreement extend beyond December 31, 2016.
2.Termination. The Board or Consultant may terminate this Agreement for any reason other than for cause upon thirty (30) days prior written notice to the other party. Either the Board or Consultant may terminate this Agreement for cause immediately upon written notice to the other party. Cause for purposes of this Agreement includes any material breach of this Agreement which remains uncured ten (10) days after the breaching party has received written notice from the non-breaching party of the breach of this Agreement. Cause also shall include Consultant’s (i) refusal or failure to act in accordance with specific lawful directions from the Board, (ii) unavailability to perform Services or unsatisfactory performance of Services, in either case as the Board may reasonably determine, (iii) performance of any Services in bad faith or to the detriment of the Company, (iv) dishonesty or misconduct in the performance of Services or (v) actions that harm or may harm the reputation of the Company or any of its affiliates.
3.Board Role. Consultant shall continue as a member of the Board (subject to any removal or election procedures provided in the Company’s By-Laws or Articles of Incorporation or as otherwise provided by law) during the term of this Agreement, but shall not be entitled to any Board fees during such period. Upon termination of this Agreement and Consultant’s Services hereunder, other than termination by the Company for cause, Consultant shall continue as a member of the Board subject to any removal or election procedures provided in the Company’s By-Laws or Articles of Incorporation or as otherwise provided by law. Following termination of the Agreement (other than by the Company for Cause), Consultant shall be entitled to any annual equity grant(s) made to the other independent members of the Board that occurred during the term of this Agreement, provided that such grant(s) shall be reduced ratably to reflect the period of time that this Agreement was in effect during the period covered by the grant(s). In the event that this Agreement is terminated for cause, Consultant agrees to immediately tender his resignation from the Board and from any boards of directors of the Company’s affiliates upon which he is a member, as well as from any board (or similar body performing governance functions) of any trade organization upon which he served by virtue of his relationship with the Company.
4.Severance. If Consultant continues to provide Services through the earlier of (i) termination of this Agreement and Consultant’s Services hereunder (other than termination by Consultant without cause or by the Company for cause), (ii) December 31, 2016, and (iii) a Change in Control of the Company within the meaning set forth in the Company’s 2010 Equity and Cash Incentive Plan, and the Agreement expires as the result of the Company’s failure to offer to renew the Agreement on substantially similar terms, the Company shall pay to Consultant $100,000, payable in equal installments in accordance with the Company’s normal payroll services (no less frequently than monthly), for the six (6) months immediately following the termination of this Agreement and Consultant’s Services hereunder.
4.0CONFIDENTIALITY
1.Company Information. Consultant agrees that during his term of service with the Company and for a period of three (3) years following the termination or resignation of Consultant from service with the Company, Consultant shall not, directly or indirectly, divulge or make use of any Confidential Information (as described below) of the Company other than in the performance of Consultant’s Services for the Company. While in service with the Company, Consultant shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information of the Company. In the event that Consultant becomes aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, Consultant shall promptly notify the Company. This Agreement does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose longer duties of non-disclosure. “Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to the Company, its affiliates, their customers, employees and vendors, that is not generally known or publicly available, and which would be useful to competitors of the Company and its affiliates or otherwise damaging to the Company and its affiliates if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of Company or affiliate customers or potential customers, their purchasing histories, and the terms or proposed terms upon which Company and its affiliates offer or may offer their products and services to such customers, (ii) the identity of Company or affiliate vendors or potential vendors, and the terms or proposed terms upon which the Company or affiliate may purchase products and services from such vendors, (iii) the terms and conditions upon which the Company and its affiliates employ their employees and independent contractors, (iv) marketing and/or business plans and strategies, (v) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company and its affiliates, (vi) technology used by the Company and its affiliates to provide their services, (vii) information provided to the Company or any affiliate by third parties under a duty to maintain the confidentiality of such information and (viii) the terms of this Agreement. Notwithstanding the foregoing, Confidential Information does not include information that: (i) has been voluntarily disclosed to the public by the Company or any affiliate, except where such public disclosure has been made by Consultant without authorization from the Company or any affiliate; (ii) has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means.
2.Duty to Return Company Property and Information. Consultant agrees not to remove any Company property from Company premises, except when authorized by the Company. Consultant agrees to return all Company property and information (whether confidential or not) within Consultant’s possession or control within seven (7) calendar days following the termination or resignation of Consultant from service with the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company or any affiliate to Consultant or which Consultant has developed or collected in the scope of Consultant’s service with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, Consultant shall certify in writing that Consultant has complied with this provision, and has permanently deleted all Company or affiliate information from any computers or other electronic storage devices or media owned by Consultant. Consultant may only retain information relating to the Consultant’s compensation to the extent needed to prepare Consultant’s tax returns.

3.Equitable Remedies. The Consultant acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach of the provisions of this Section 4 and, without prejudice to any other rights and remedies otherwise available to the Company, Consultant agrees to the granting of specific performance and injunctive or other equitable relief in favor of the Company without proof of actual damages. Such remedy shall not be deemed to be the exclusive remedy for a breach of the provisions of this Section 4 by Consultant but shall be in addition to all other remedies available to the Company at law or in equity.
5.0GENERAL
1.Amendments and Waivers. No amendment or waiver of any provision of the Agreement shall be effective unless the same shall be in writing and signed by both parties. In addition, no course of dealing or failure of a party to strictly enforce any term or condition of the Agreement shall be construed as a waiver of such term or condition.
2.Notices. All notices, requests, demands and other communications under the Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally, or (b) delivered to the party’s respective address herein stated or at such other address as may hereafter be designated by the party, by an internationally recognized overnight courier service (costs prepaid), in each case with confirmed receipt.

If to the Company, to:
NTELOS Holdings Corp.
1154 Shenandoah Village
Waynesboro, VA 22980
Attn: General Counsel

If to Consultant, to:
[Address on File]
3.Construction and Severability. The laws of the Commonwealth of Virginia shall apply to all questions regarding the interpretation, modification, breach or enforcement of this Agreement. The provisions of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. In the event that a court should determine that any provision of this Agreement is overbroad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of this Agreement shall be found by a court to be overbroad or otherwise unenforceable and not capable of modification, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement.
4.Remedies and Forum. The parties agree that they will not file any action arising out of or relating in any way to this Agreement other than in the United States District Court for the Western District of Virginia or any state court sitting in Waynesboro, Virginia. The parties consent to personal jurisdiction and venue solely within these forums and waive all possible objections thereto. The prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party in any such proceeding within thirty (30) days after any settlement or final adjudication of such proceeding. Consultant waives any defense to enforcement of the provisions of this Agreement by injunction or otherwise based on claims Consultant has or alleges to have against the Company.
5.Miscellaneous. This Agreement represents the entire understanding between Consultant and the Company on the matters addressed herein and may not be modified, changed or altered by any promise or statement by the Company until such modification has been approved in a writing signed by Consultant and an authorized representative of the Company. The failure of Company to contest a breach of any provision of this Agreement by Consultant shall not be construed as a waiver of rights with respect to any subsequent breach by Consultant. Consultant consents to the assignment of this Agreement by the Company, and agrees that the rights of the Company hereunder shall inure to the benefit of its successors and assigns. Consultant may not assign this Agreement, as the obligations hereunder are personal to the Consultant.
6.Assignment. Consultant shall not assign his rights and obligations under the Agreement without the prior written consent of the Board. Consultant further agrees not to subcontract or delegate any Services to any third party without the Board’s prior written consent.

7.Entire Agreement. The Agreement, together with and including the Exhibit hereto, constitutes the entire agreement between the Company and Consultant and may not be amended or modified except by a written instrument signed by all parties.
8.Counterparts. The Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original.
9.Survival. The termination or expiration of this Agreement shall not affect the enforceability of any provision which, by its terms, survives expiration or termination of this Agreement. Such provisions include, without limitation, all of Section 4 and Sections 5.4, 5.9 and 5.10.
10. 409A. The provisions of this Agreement and all compensation provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Each payment under this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, in no event shall the Company be liable to Consultant to the extent any compensation provided under this Agreement fails to comply with or be exempt from the requirements of Section 409A of the Code.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed and executed this Agreement on the dates set forth below as an expression of their intent to be bound by the foregoing terms of this Agreement.

NTELOS HOLDINGS CORP.	RODNEY D. DIR
/s/ Brian J. O'Neil	/s/ Rodney D. Dir
Name: Brian J. O’Neil	Date: December 21, 2015
Title: EVP, General Counsel
Date: December 21, 2015

EXHIBIT “A”
Scope of Work/Proposal
Services:
Consultant shall direct the Company’s strategic initiatives, oversee its operations, direct investor relations, oversee the proposed Merger of the Company pursuant to the terms of the Merger Agreement and perform such other duties requested by the Board and consistent with the duties of a Chief Executive Officer. The Consultant shall sign as the Company’s principal executive officer any applicable filings and certifications required by the rules and regulations of the Securities and Exchange Commission and/or the NASDAQ Stock Market.

EXHIBIT “B”
[FORM OF PHANTOM STOCK AGREEMENT]